Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G dated on the date hereof with respect to the Common Stock, $0.001 par value per share, of Remark Media, Inc., and any amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated:  October 26, 2016

/s/ Ernest T. Lee
ERNEST T. LEE

URBAN CASINOS

By:	/s/ Ernest T. Lee
	Name:	Ernest T. Lee
	Title:	President